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                                                                     Exhibit 8.2



                    [MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]
                               COUNSELORS AT LAW




September 21, 1998


TSENG LABS, INC.
18 West Airy Street, Suite 100
Norristown, Pennsylvania 19401


Re: Certain Federal Income Tax Consequences of the Reorganization of Tseng Labs, Inc. and Cell Pathways, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization dated as of June 23, 1998 (the "Reorganization Agreement") by and between Cell Pathways, Inc., a Delaware corporation ("CPI"), and Tseng Labs, Inc., a Utah corporation ("Tseng"). Pursuant to the terms of the Reorganization Agreement, CPI Sub, Inc., a Delaware corporation ("C-Sub"), will merge with and into CPI (the "CPI Merger"), Tseng Sub, Inc., a Utah corporation ("T-Sub") will merge with and into Tseng (the "Tseng Merger") (collectively, the CPI Merger and the Tseng Merger are referred to herein as the "Mergers"), and CPI and Tseng will each become a wholly-owned subsidiary of Cell Pathways Holdings, Inc., a Delaware corporation ("Holdco").

Except as otherwise provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to Tseng in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):
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Tseng Labs, Inc.
September 21, 1998
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           1.        The Reorganization Agreement;

           2. The tax representation letters delivered to us by Holdco, Tseng, CPI, T-Sub, and C-Sub containing certain representations of Holdco, Tseng, CPI, T-Sub, and C- Sub (the "Tax Representations); and

           3. Such other instruments and documents related to the formation, organization and operation of Holdco, Tseng, CPI, T-Sub, and C-Sub and to the consummation of the Mergers and other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Mergers and such federal income tax authority as we deemed relevant under the circumstances. For purposes of this opinion, we have assumed, with your permission and without independent investigation, that:

           1. Original documents (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents;

           2. All representations, warranties, and statements made or agreed to by Holdco, Tseng, CPI, T-Sub, and C-Sub, their managements, employees, officers, and directors in connection with the Mergers, including, but not limited to, those set forth in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

           3. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

           4. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and
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Tseng Labs, Inc.
September 21, 1998
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           5.        The opinion, dated September 18, 1998 from Cooley Godward
                     LLP, in satisfaction of Section 5.8 of the Reorganization Agreement has been delivered to CPI and has not been withdrawn.


                                     OPINION


Based upon the foregoing, it is our opinion that for federal income tax purposes neither Tseng nor any of its stockholders will recognize gain or loss as a result of the Tseng Merger except to the extent Tseng stockholders receive cash in lieu of fractional shares as provided in the Reorganization Agreement.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Material Federal Income Tax Consequences" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.


                                      * * *


Our opinion set forth herein is based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinion. If any of the facts, assumptions, or Tax Representations on which our opinion is based is incorrect, please advise us so that we may consider the effect, if any, on our opinion.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts. Accordingly, no assurance can be given that, if the matter were contested, a court would agree with the opinion set forth above.
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Tseng Labs, Inc.
September 21, 1998
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We consent to the reference to our firm under the caption "Material Federal
Income Tax Consequences" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP
-------------------------------
    Morgan, Lewis & Bockius LLP